UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) March 28, 2008

EPIC BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-50878 (Commission File Number)	68-0175592 (IRS Employer Identification No.)

630 Las Gallinas Ave, San Rafael California	94903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 526-6400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and
Item 2.03 Creation of Direct Financial Obligation.

On March 28, 2008, Epic Bancorp (the “Company”) obtained a $5 million credit facility from Pacific Coast Bankers Bank. The credit facility bears floating interest rate of three-month LIBOR plus 2.75 percent and will mature on March 28, 2018. The interest rate resets quarterly and the initial rate is set at a pretax interest cost of 5.45 percent. The Company paid a loan fee of 0.50 percent of the loan amount, or $25,000.

An initial disbursement of $3 million was received on March 31, 2008. The Company can receive up to $2 million in additional disbursements over the next twelve months. The facility is a non-revolving line of credit for the first twelve months with quarterly interest only payments. After the first twelve months the facility converts to a converts to a nine year amortizing loan with quarterly principal and interest payments. The facility cannot be paid down below $3 million during the first twelve months and can be prepaid without penalty after the first twelve months.

The Company intends to use the net proceeds from the transaction to fund the growth of Tamalpais Bank and for general corporate purposes.

Item 8.01 Other Events.

On April 2, 2008 the Company announced by press release the amount loan portfolio growth in the first quarter, the level of nonperforming assets as of March 31, 2008, and that it has obtained the $5 million credit facility. The Company also announced that it would be releasing earnings results for the first quarter of 2008 on April 24th 2008 at approximately 6:30am PDT. The press release incorporated herein as Exhibit 99.1 is not filed but furnished pursuant to Regulation FD.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2008	EPIC BANCORP

/s/ Michael E. Moulton

Michael E. Moulton, Chief Financial Officer
(Principal Financial Officer)